Exhibit 10.3

Electro Scientific Industries, Inc. 13900 NW Science Park Dr. Portland, OR 97229

Notice of Grant of Stock Options
and Option Agreement

[Name]	Option Number:
[Address]	Plan:	2004

Effective                          (the Grant Date), you (Optionee) have been granted a Non-Qualified Stock Option to buy                shares of Common Stock of Electro Scientific Industries, Inc. (the Company) at $                 per share.

The total option price of this option is $                        .

Vesting:	100% on
Sale Restriction Lapses:	100% on

Shares will become 100% vested and available for cash exercise on                 .  Shares will be available for Cashless exercise on the third anniversary of the Grant Date – i.e., on                  .

As noted above, the shares will be restricted upon exercise, with the restriction to lapse on the third anniversary of the Grant Date.  This means that, until the third anniversary of the Grant Date, you may not sell, assign, pledge or transfer the shares in any manner, including transferring any right or interest in the shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise.

This option will be visible to you in your ETRADE OptionsLink account.  Once the option is vested, you may exercise shares.  However, you must exercise the vested shares through ESI’s Stock Administrator if exercising prior to (Sale Restriction Lapse Date).  As of (Sale Restriction Lapse Date), the shares may be exercised and/or sold directly through your ETRADE OptionsLink account.

By your signature and the Company’s signature below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2004 Stock Incentive Plan and the attached Option Terms and Conditions which are incorporated into and made a part of this agreement.

Nicholas Konidaris	Date
President and Chief Executive Officer

[Name]	Date

OPTION TERMS AND CONDITIONS

2004 Stock Option Incentive Plan

Non-Qualified Stock Option

Board of Directors

Pursuant to the Company’s 2004 Stock Option Incentive Plan (the “2004 Plan”), the Optionee has been granted an option to purchase Common Stock of the Company (the “Option”) in the amount indicated on the attached notice.

1.             The Option is granted upon the following terms:

1.1                                 Duration of Options.  Subject to reductions in the Option period as hereinafter provided in the event of termination of service or death of the Optionee, the Option shall continue in effect for a period of 10 years from the Grant Date.

1.2                                 Time of Exercise.  Except as provided in paragraph 1.5, the Option may be exercised from time to time in the following amounts: 100% on or after                       .

1.3                                 Limitations on Rights to Exercise.  Except as provided in paragraph 1.5, the Option may not be exercised unless at the time of such exercise the Optionee is a director of the Company and shall have served continuously as such since the date such option was granted.

1.4                                 Nonassignability.  The Option is nonassignable and nontransferable by the Optionee except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, and is exercisable during the Optionee’s lifetime only by the Optionee.

1.5                                 Termination of Service.

(a)                                  Unless otherwise determined by the Board of Directors, if an optionee ceases to be a director of the Company for any reason other than in the circumstances specified in subsection (b), (c), (d) or (e) below, his or her option may be exercised at any time before the expiration date of the option or the expiration of seven months after the last date the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last date the optionee served as a director.

(b)                                 Unless otherwise determined by the Board of Directors, if an optionee ceases to be a director of the Company because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the last date the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last date the optionee served as a director.  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as a director of the Company and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(c)                                  Unless otherwise determined by the Board of Directors, if an optionee dies while serving as a director of the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d)                                 Unless otherwise determined by the Board of Directors, if an optionee ceases to be a director of the Company as a result of his or her retirement in accordance with the retirement policy of the Board of Directors in effect from time to time, his or her option may be exercised at any time before the expiration date of the option or five years after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last date the optionee served as a director.

(e)                                  In the event an optionee ceases to be a director of the Company within one year after a change in control of the Company for any reason other than retirement, death, or physical disability (as defined in Section 1.5(b)), any option held by such optionee may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time prior to its expiration date or the expiration of three months after the date of such termination of service, whichever is the shorter period.  A

“change in control of the Company” shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.  A change in control of the Company shall not include any change in control pursuant to a written agreement between the Company and another person, which agreement is approved and adopted by the Board of Directors of the Company or pursuant to any tender offer or exchange offer which the Board of Directors has in any manner recommended acceptance of to the shareholders of the Company.

(f)                                    To the extent the Option held by any deceased Optionee or by the Optionee who ceases to serve as a director shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such periods.

(g)                                 Absence on leave approved by the Company or on account of illness or disability shall not be deemed a termination or interruption of service.  Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family, military or other leave of absence, whether paid or unpaid.

1.6                                 Purchase of Shares.  Shares may be purchased or acquired pursuant to the Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee’s intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee’s present intention to acquire the shares for investment and not with a view to distribution.  On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid the Company the full purchase price of such shares in cash (including cash which may at the election of the Company be the proceeds of a loan from the Company), or in shares of Common Stock of the Company previously acquired and held by the optionee for at least six months and valued at fair market value as defined in the 2004 Plan, or in any combination of cash and shares of Common Stock of the Company.  No shares shall be issued until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder until a certificate for shares is issued to the Optionee.  The Optionee shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the Option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements.  If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand.

1.7                                 Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for purchase pursuant to the Option and the corresponding Option price.  Any such adjustment made by the Board of Directors shall be conclusive.

2.                                       The obligations of the Company under this Agreement are subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter.  The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the issuance or sale of any shares purchased upon the exercise of the Option.

3.                                       Nothing in the 2004Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or to interfere in any way with the right of the Company or any subsidiary by whom the Optionee is employed to terminate the Optionee’s employment at any time, with or without cause.

4.                                       This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company but except as hereinabove provided the Option herein granted shall not be assigned or otherwise disposed of by the Optionee.